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                                                                  EXHIBIT 99.6

                                  AMENDMENT TO
                      REGIONAL FRANCHISE LICENSE AGREEMENT


         THIS AMENDMENT, made and entered into this _____ day of _______________, 2000, by and between The Learning Express, Inc., a Delaware corporation ("LEI") and ________________ ____________________, a
_________________ _________________ ("Regional Owner").


                                    RECITALS

                  A. LEI and Regional Owner entered into a Learning Express Regional Franchise License Agreement dated __________, _______________ (the "License Agreement");

                  B. LEI has entered into a License Agreement dated as of November 5, 1999 (the "LEI/LEC Agreement"), with LearningExpress.com, LLC, a Delaware limited liability company ("LEC"), pursuant to the terms and conditions of which LEI has granted LEC a license (the "License") to use the System, as defined in the LEI/LEC Agreement, in the development, operation and promotion of an Internet based, on-line store (the "On-Line Store");

                  C. As consideration for the License, LEC will pay LEI a royalty (the "Royalty"), as defined in the LEI/LEC Agreement with respect to "Net Sales," as defined in the LEI/LEC Agreement, accrued by LEC via the On-Line Store;

                  D. LEI has entered into a Management Services Agreement, dated as of November 5, 1999 (the "Management Agreement"), by and among LEI, LEC and LearningExpress.com Holdings LLC, a Delaware limited liability company ("LECH"), the principal owner of LEC, pursuant to the terms and conditions of which, among other matters, LEI has agreed, among other matters, to
                  (1) support LEC's use of the System in the On-Line Store through assistance with marketing, promotion and exchange of information regarding sales, customers, vendors, and (2) contract with each of LEI's regional owners on the terms and conditions set forth in an Amendment to each regional owner's respective Regional Franchise License Agreement; and

                  E. LEI and Regional Owner wish to amend the License Agreement and reflect the amendment in writing.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The foregoing recitals are true and correct and are incorporated herein by this reference.


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2.       (a)      In consideration of Regional Owner's agreement to execute and consummate the terms and conditions of this Amendment, LEI shall cause LECH to issue to Regional Owner, 14,250 Common Shares of LECH (the "Shares"), for each Regional Territory granted by LEI to Regional Owner.

         (b) Prior to issuance of the Shares, LECH may require Regional Owner to execute an investment letter or letters to the effect that the Shares are being acquired by Regional Owner for Regional Owner's own account for investment purposes, that Regional Owner has no present intention of offering, distributing or otherwise disposing of the Shares, and that Regional Owner shall agree not to dispose of the Shares unless a registration statement or appropriate qualification is then in effect under applicable state "Blue Sky" laws with respect to the Shares or in the opinion of counsel for LECH the Shares are exempt from the registration or qualification requirements of such laws.

         (c) Prior to issuance of the Shares, Regional Owner shall execute and enter into the then current Operating Agreement for LECH and be bound thereby, as a member of LECH. Such Operating Agreement shall provide, among other matters, that, until such time as LECH, or a successor entity, has completed an "Initial Public Offering" (defined below), that all of the Shares shall be forfeited to LECH immediately upon the termination of either or both of the License Agreement or this Amendment, provided, however, that the Shares shall not be subject to forfeiture in the case where either or both of the License Agreement and this Amendment are terminated in connection with the sale or transfer of Regional Owner's rights and obligations under the License Agreement to a new regional owner.

         (d) Regional Owner agrees that Regional Owner will not, for a period of at least 180 days following the effective date of any "Initial Public Offering" (defined below) by LECH (or its successor-in-interest) or by LEC (or its successor-in-interest), directly or indirectly, sell, offer to sell or otherwise dispose of the Shares other than any securities which are included in such Initial Public Offering, provided, however, that LECH shall be under no obligation to include the Shares or any portion thereof in any Initial Public Offering. If the managing underwriter of any such Initial Public Offering determines that a shorter time period is appropriate, the aforementioned 180 day period may be shortened consistent with the requirements of such managing underwriter. An "Initial Public Offering" shall mean LECH's, or a successor entity's, initial distribution of securities in a firm commitment underwritten public offering to the general public pursuant to a registration statement filed with the Securities and Exchange Commission.

3.       (a)      In consideration of Regional Owner's performance of Regional
                  Owner's obligations hereunder, LEI shall pay Regional Owner with respect to each calendar month (or portion thereof) during the Term, commencing with the month ended January 31, 2002, unless LEC is in breach of the LEI/LEC Agreement, a fee
                  (the "Fee") equal to the greater of (i) 50% of the Royalty and
                  (ii) 1.5% of "Net Sales," as defined in the LEI/LEC Agreement, in

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                  either case as accrued during such month from the sale
                  through the On-Line Store of products ordered by customers whose "bill to" address is within the "Regional Territory", as defined in the License Agreement.

         (b) Each installment of the Fee shall be payable to the Regional Owner within 60 days after the end of the applicable calendar month. Each payment shall be accompanied by a statement from LEI, providing the basis for the calculation of the Fee. For any amount not paid by LEI when due in accordance with the foregoing, LEI shall pay Regional Owner a late payment penalty equal to one percent (1%) per month of such unpaid amount, or if less, the maximum amount permissible under applicable law.

         (c) LEI shall have no obligation to pay the Fee in the event LEC ceases operating the On-Line Store, if LEC becomes insolvent or makes a general assignment for the benefit of creditors, or unless otherwise prohibited by law, if a petition in bankruptcy is filed by LEC, or such a petition is filed against and consented to by LEC or not dismissed within 30 days, or if a bill in equity or other proceeding for the appointment of a receiver of LEC or other custodian for LEC's business or assets is filed and consented to by LEC or if a receiver or other custodian (permanent or temporary) of LEC's assets or property, or any part thereof, is appointed.

         (d) Within 120 days following the end of each fiscal year, LEI shall make available for review by Regional Owner, a statement prepared by LEI's chief financial officer, for all Net Sales for such fiscal year in the Regional Territory. LEI shall cause LEC to maintain accurate books and records pertaining to Net Sales for a period of two (2) years following the close of the fiscal year for which such determinations have been made and permit Regional Owner and its representatives, upon at least 10 days prior written notice to LEI, to make examinations of such books and records during the usual business hours (without interrupting LEC's normal conduct of its business) and at the place LEC usually keeps its books and records.

4. Except for issuance of the Shares and payment of the Fee, Regional Owner shall have no rights under the License Agreement or otherwise against LEI or any other party with respect to the operations and sales of LEC and the On-Line Store regardless of the billing address, shipping address or other location of the applicable customer or other person to whom any product purchased through the On-Line Store is delivered or otherwise on account of any sale of any such product.

5. Except as modified by this Amendment, the License Agreement remains in full force and effect.

         In Witness Whereof, the parties hereto have executed this Amendment the day and date first above written.


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                                         LEI:
                                         THE LEARNING EXPRESS, INC.



                                         By:
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                                         REGIONAL OWNER:



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